UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2006

CNET Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20939	13-3696170
(CommissionFile Number)	(IRS Employer Identification Number)

235 Second Street
San Francisco, CA 94105
(Address of principal executive offices including zip code)

(415) 344-2000
(Registrant’s telephone number, including area code)

Item 1.01   Entry into a Material Definitive Agreement

As announced on May 22, 2006, the Board of Directors of the Company formed a Special Committee of independent directors to conduct an internal investigation relating to past option grants, the timing of such grants and related accounting matters. On May 30, 2006, the Board of Directors approved compensation of $50,000 for each of the two members of the Special Committee.

Item 7.01   Regulation FD Disclosure

On May 31, 2006, a shareholder derivative complaint was filed against the Company and several of its current and former officers and directors in the Superior Court of the State of California, County of San Francisco. The complaint alleges that, between 1996 and 2004, the Compensation Committee of the board awarded stock option grants to certain executive employees’ with exercise prices that were lower than the market price on the actual grant dates. Plaintiff seeks to recover, on behalf of the Company, unspecified compensatory damages and disgorgement from the individual defendants, as well as an award of attorneys' fees and costs. The Company may be subject to other lawsuits from private plaintiffs concerning this subject area, and the Company does not currently expect to disclose these additional lawsuits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2006

CNET Networks, Inc. By: /s/ GEORGE E. MAZZOTTA —————————————— Name: George E. Mazzotta Title: Executive Vice President and Chief Financial Officer